EXECUTION VERSION

SECOND AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (this “Amendment”) made this 14th day of December 2012 by and between ACURA PHARMACEUTICALS, INC., a New York corporation (the “Corporation”), with offices at 616 N. North Court, Suite 120, Palatine, Illinois 60067 and ROBERT B. JONES (the “Employee”).

RECITALS

A.	The Corporation and the Employee executed an Employee Employment Agreement dated as of March 18, 2008, as amended (as amended, the “Employment Agreement”).

B.	The Corporation and the Employee now desire to further amend the Employment Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein contained, the parties agree as follows:

1. Sections 7.6(a) and 7.6(b) of the Employment Agreement are hereby amended by deleting such Sections and replacing them with the following:

7.6	Payment, Benefits and Stock Options Upon Termination Without Cause Or For Good Reason.

(a)        Cash Payments and Severance. In the event of a termination by the Corporation of the Employee's employment with the Corporation without Cause or a termination by the Employee of his employment with the Corporation for Good Reason, during the Term, the Corporation shall pay to the Employee,

(i) each of the following amounts:

(x)	the Employee’s accrued and unpaid Base Salary through and including the date of termination;

(y)	the Employee’s then accrued and unused vacation through and including the date of termination; and

(z)	the Employee’s then accrued and unpaid Bonus for such year, calculated by pro-rating the annual Bonus, which would have been payable to the Employee but for his termination and assuming full achievement of the Bonus Criteria for such year, based on the number of days that the Employee remained in the employ of the Corporation during the year for which the Bonus is due;

The payments provided in subsections (x) and (y) above, shall be paid in a single lump sum in cash within thirty (30) days after the date of termination; and

(ii)	one (1) year of the Employee's Base Salary in effect immediately prior to the date of termination (”Severance Pay”). The amount of such Severance Pay together with the payment under 7.6(a)(i)(z) shall be paid (I) in equal monthly installments over the Severance Period (as defined in Section 7.6(b)) if Employee is not a “specified employee” (as defined in Section 7.8, below) at the time of termination and (II) if Employee is a specified employee at termination then (A) one half of the aggregate of such Severance Pay together with the payment under 7.6(a)(i)(z) shall be paid six months and one day after the date of termination, and (B) one-half of the aggregate of such Severance Pay together with the payment under 7.6(a)(i)(z) shall be paid in six equal monthly installments commencing six months and one day after the date of termination. If Employee dies within six months after termination and was a specified employee at termination, then he shall be paid the amounts that he would have been paid through the date of death under clause (I) above within thirty days after death and the remaining payments shall be made in accordance with clause (I). Notwithstanding any other provision of the Agreement, payments which are aggregated (as part of the same plan of Employee under Code Section 409A) with those under Section 7.6(a)(ii) and/or the first paragraph of Section 7.7 under Code Section 409A shall be paid on termination on the schedules provided under Sections 7.6(a)(ii) (or Section 7.7 if the termination is less than two years after a change control qualifying under Code Section 409A).

(b)        Benefits. In addition, the Employee shall be entitled to any benefits under any employee benefit plans, and for twelve (12) months from the date of termination (“Severance Period”), the Employee will continue to receive all benefits to which he was entitled pursuant to Section 5(a) of this Agreement as of the date of termination including continued medical, dental, disability, and life insurance coverage for the Employee and the Employee's family, on terms substantially as in effect on the date of termination, subject to the payment by the Employee of all applicable employee contributions. If for any reason at any time the Corporation is unable to treat the Employee as being or having been an employee of the Corporation under any benefits plan in which he is entitled to participate and as a result thereof the Employee receives reduced benefits under such plan during the period that the Employee is continuing to receive payments pursuant to this Section 7.6(b), then the Corporation shall provide the Employee with such benefits by direct payment or, at the Corporation’s option, by making available equivalent benefits from other sources. During the Severance Period, the Employee shall not be entitled to receive salary and/or benefits except as provided herein and shall not be entitled to participate in any employee benefit plan of, or receive any other benefit from, the Corporation that is introduced after the date of termination, except that an appropriate adjustment shall be made if such new employee benefit or employee benefit plan is a replacement for or amendment to an employee benefit or employee benefit plan in effect as of the date of termination.

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2. Section 7.7 of the Employment Agreement is hereby amended by deleting the first paragraph thereof and replacing it with the following:

7.7        Change of Control. In the event that (i) a Change of Control (as hereinafter defined) occurs during the Term and (ii) the Employee's employment with the Corporation is terminated by the Corporation without Cause or the Employee resigns or terminates his employment hereunder for Good Reason, the Employee shall be entitled to the accrued salary, unused vacation, bonus, Severance Pay, benefits, and stock option treatment as are provided in Sections 7.6(a), (b), and (c) above, on the same schedule as provided in Section 7.6, except, that the amount provided in Section 7.6(a)(i)(z) and Severance Pay shall be payable in a lump sum in cash (x) within thirty-one (31) days after the date of such termination; provided such termination occurs within two years after the Change of Control and such Change of Control meets the requirements for a “change of control” (i.e. a change in ownership, change in effective control or a change in ownership of a substantial portion of assets) under Code Section 26 USC 409A, and the regulations thereunder (“Code Section 409A”) if Employee is not a “specified employee” under Code Section 409A at termination or (y) (A) the earlier of thirty days after death and (B) six months and one day after such termination if Employee is a “specified employee” at termination. The Employee shall give the Corporation not less than sixty (60) days' prior written notice of a termination of employment with the Corporation following a Change of Control transaction if the Employee is terminating for Good Reason. Notwithstanding any language to the contrary contained in any Option agreement with the Employee, the Employee shall be entitled to exercise his vested Option shares for twelve (12) months following the date of termination without Cause or resignation for Good Reason. At the expiration of such twelve (12) month period, all Options shall terminate.

2.	Section 7.8 is added to the Employment Agreement as follows:

7.8	Section 409A of the Code. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Employee notifies the Corporation (with specificity as to the reason therefor) that the Employee believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Employee to incur any additional tax or interest under Code Section 409A, the Corporation shall, after consulting with the Employee, reform such provision to try to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with, or be exempt from, Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Employee and the Corporation of the applicable provision without violating the provisions of Code Section 409A.

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3.        Except as expressly amended by this Amendment, the Employment Agreement remains in full force and effect. Capitalized terms used herein shall have the same meaning as in the Employment Agreement unless otherwise defined herein. This Amendment shall be governed and construed and enforced in accordance with the local laws of the State of New York applicable to agreements made and to be performed entirely in New York.

4.        This Amendment may be executed in one or more facsimile or original counterparts, each of which shall be deemed an original, but all of which taken together will constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

ACURA PHARMACEUTICALS, INC.

By:	/s/ Peter Clemens
Name: Peter A. Clemens
Title: Sr. Vice President and
Chief Financial Officer

EMPLOYEE

By:	/s/ Robert Jones
Robert B. Jones

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